Exhibit 3.74

ARTICLES OF ORGANIZATION

OF

PEAK MANAGEMENT, L.C.

BY AGREEMENT made effective the 1st day of January, 1998, the undersigned Co-Operating Manager, on behalf of the Members who desire to form a limited liability company under the Utah Limited Liability Company Act, hereby set forth the following Articles of Organization for such limited liability company (hereinafter referred to as the “Company”):

ARTICLE 1: NAME

The name of the Company is Peak Management, L.C.

ARTICLE 2: DURATION

The period of duration of the Company shall begin effective the 1st day of January, 1998, and shall continue thereafter until the 31st day of December, 2097, or until such time as it is dissolved upon the occurrence of any of the events provided for under the Utah Limited Liability Company Act.

ARTICLE 3: PURPOSE

The purposes for which the Company is organized are:

a. to do all things reasonable and proper in the operation, acquisition, management, lease and sale of assets and investments and to deal generally therein; and

b. to engage in any other lawful business activities for which limited liability companies may be organized pursuant to the Utah Limited Liability Company Act.

ARTICLE 4: REGISTERED OFFICE AND AGENT

The name of the original Registered Agent of the Company is Travis L. Bowen, P.C., located at 175 South West Temple, Suite 710, Salt Lake City, Utah, 84147-0637.

ARTICLE 5: FAILURE TO MAINTAIN A REGISTERED AGENT OF OFFICE

Failure to maintain a registered agent or registered office in this State shall be grounds for involuntary dissolution of the Company by the Division. The registered agent of the Company may resign by filing an original and one copy of a signed written notice of resignation with the Division, which will be effective thirty (30) days after the Division receives notice of the resignation.

ARTICLE 6: PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Company shall be 9547 South 500 West, Sandy, Utah, 84070.

ARTICLE 7: MANAGEMENT

The management of the Company shall be vested in Co-Operating Managers. The name and street address of the Co-Operating Managers, who will serve until a successor is elected, are as follows:

NAME:	ADDRESS:
Craig S. Wardle	9547 South 500 West
Sandy, Utah 84070

R. Scott Reynolds	3226 West 8650 South
West Jordan, Utah 84088

ARTICLE 8: AMENDMENT TO THE ARTICLES OF ORGANIZATION

The Articles of Organization of the Company shall be amended if there is a change in Co-Operating Managers of the Company (or for any of the other applicable reasons stated in the Utah Limited Liability Company Act), and may otherwise only be amended by majority vote of the Members of the Company.

ARTICLE 9: OPERATING AGREEMENT

All provisions pertaining to control, operations and records of the Company shall be stated in the Operating Agreement of the Company, which shall only be altered, amended, or repealed as provided therein. No Member or Officer shall have authority to act on behalf of or bind the Company without the written approval of a Co-Operating Managers. Only the Co-Operating Managers of the Company, as indicated above, or their successor(s), and those given authority by such written approval may sign contracts or other instruments on behalf of the Company. Any significant changes in the purposes of the Company or any matters of significant consequence to the existence of the Company, including but not limited to the distribution of substantially all or all of the assets of the Company, shall only be made with the majority written approval of the Members of the Company.

ARTICLE 10: INTEREST OF A MEMBER

An interest of a Member in the Company may only be adjusted, transferred or assigned in accordance with the provisions of the Operating Agreement of the Company. If all of the Members of the Company do not consent to a transfer or assignment, the transferee has no right to participate in the management of the business or affairs of the Company or become a Member and is only entitled to receive the transferor’s share of profits or other compensation.

ARTICLE 11: LIABILITY

Neither the Members, Managers, Employees, nor Agents of the Company shall be personally liable for any debt, obligation, or liability of the Company nor of any other Member, Manager, Employee, or Agent of the Company. Neither shall the Company be liable for any debts, obligations, or liabilities of any Member, Manager, Employee, or Agent.

ARTICLE 12: WAIVER OF CONFLICT OF INTEREST

The parties to this Agreement acknowledge that this Agreement has been prepared by the Law Offices of Travis L. Bowen, P.C. (hereinafter referred to as the “Law Firm”) on behalf of the parties hereto. There is an inherent potential for conflicts of interest among the parties to this Agreement because this Agreement establishes the rights and obligations of each of the parties to this Agreement. Due to such potential conflicts of interest, the Law Firm has advised and hereby advises each of the parties that it would be in their best interest to obtain the services of their own independent legal counsel to review this document. Notwithstanding the fact that the Law Firm has prepared this Agreement and has provided legal advice to one or more of the parties in preparation of this Agreement and in related matters, the parties hereby waive, as evidenced by the execution of this Agreement, any potential conflicts of interest that may arise as a result of the above actions by the Law Firm, whether or not one or more of the parties to this Agreement may have consulted with separate legal counsel concerning this Agreement.

WITNESS WHEREOF, the Parties have hereunto executed this Agreement this 23rd day of December, 1998.

CO-OPERATING MANAGER:

/s/ Craig S. Wardle
Craig S. Wardle

The undersigned hereby accepts appointment as Registered Agent for the above named Company.

REGISTERED AGENT: TRAVIS L. BOWEN, P.C.

/s/ Travis L. Bowen
Travis L. Bowen, President

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